N E W S	R E L E A S E
SUBJECT:	HAVERTY FURNITURE

REPORTS RESULTS FOR THIRD QUARTER 2006

ATLANTA, GEORGIA, NOVEMBER 2, 2006 ( HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the third quarter ended September 30, 2006. Net income for the third quarter was $4.1 million or $0.18 per diluted share of Common Stock, as compared to the third quarter 2005 net income of $3.8 million or $0.17 per diluted share of Common Stock.

For the nine months ended September 30, 2006, net income was $12.8 million or $0.56 per diluted share of Common Stock versus net income of $8.3 million or $0.36 per diluted share of Common Stock for the same period in 2005.

As previously reported, net sales for the third quarter of 2006 were $222.9 million, an increase of 10.3% over sales of $202.0 million for the corresponding quarter in 2005. Comparable-store sales increased 8.2% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “Our third quarter results reflect strong sales and gross profit relative to last year, tempered by increased costs and much lower other income. Sales were helped by better in-stock levels and a reduction in the time to complete home delivery after a customer’s purchase. Gross profit margin was 135 basis points better than last year due to the strength of our product line-up but 32 basis points lower than achieved for the second quarter this year. The sequential quarter reduction was influenced by the closing of two stores and the sell through of clearance merchandise.

“Total SG&A expenses were up 44 basis points as a percent of net sales compared to the third quarter last year. Our increased sales productivity leveraged expenses in advertising, warehouse, occupancy and administrative areas. Selling expenses were up for the current quarter as compared to the third quarter of last year as the volume financed by customers under outsourced no-interest credit promotions grew and the discount rates we pay increased in this higher interest rate environment. The total discount expense for these promotions increased by 73 basis points as a percent of sales for the quarter compared to last year. We also had an increase in local delivery expense in the current quarter as compared to last year due to labor costs and the higher fuel prices in effect for most of the period. These delivery expenses were comparable to the second quarter as a percent of net sales.

“Last year’s results for the quarter included a $2.6 million gain on the sale of real estate which was included in the other income line item.

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NEWS RELEASE – November 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 2

“We opened two new stores in August this year. One was our first store in the Ft. Lauderdale, Florida area, located near the Sawgrass Mills Mall. The other was in Cedar Hill, a southern suburb of Dallas, Texas that replaced an older store in the Redbird shopping area. Our Texarkana, Texas store was also closed during the quarter. Today we are opening an additional store in the greater Cincinnati market area located in Florence, Kentucky. No other openings or closings are planned for the fourth quarter.

“We have separately just announced a decrease in sales for October compared to last year. Retail furniture sales as reported by many of the industry participants have shown a definite slowdown in recent months that appears to be continuing. We are cautious about making changes other than minor ones to our pricing and promotional plans but will review opportunities to increase top line growth if it helps overall profitability. Given the slow start in October, we believe total fourth quarter sales are likely to be below last year. Our policy is not to give specific earnings guidance; however, we expect that fourth quarter gross profit margins and overhead expense levels will be similar to the run rates experienced in the third quarter.

“We believe that our investment in the Havertys Collections® brand, together with our reputation as a quality retailer, will serve us well as we weather any temporary soft business climate in our space and will allow us to reap benefits as trends improve in the future.”

Havertys is a full-service home furnishings retailer with 120 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com .

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Friday, November 3, 2006 at 10:00 a.m. Eastern Standard Time to review the third quarter. Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

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NEWS RELEASE – November 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 3

	Condensed Consolidated Statements of Income (Amounts in thousands except per share data) (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$222,940	$202,044	$643,063	$602,071
Cost of goods sold	113,892	105,947	325,349	315,746
Gross profit	109,048	96,097	317,714	286,325
Credit service charge	682	837	2,135	2,702
Gross profit and other revenue	109,730	96,934	319,849	289,027

Expenses:
Selling, general and administrative	103,774	93,154	300,897	276,827
Interest, net	(206)	166	(144)	1,464
Provision for doubtful accounts	151	152	268	668
Other (income) expense, net	(100)	(2,645)	(1,337)	(3,084)
Total expenses	103,619	90,827	299,684	275,875

Income before income taxes	6,111	6,107	20,165	13,152
Income taxes	1,975	2,291	7,335	4,852
Net income	$4,136	$3,816	$12,830	$8,300

Basic earnings per share:
Common Stock	$0.18	$0.17	$0.58	$0.37
Class A Common Stock	$0.17	$0.16	$0.54	$0.35

Diluted earnings per share:
Common Stock	$0.18	$0.17	$0.56	$0.36
Class A Common Stock	$0.17	$0.16	$0.54	$0.35

Weighted average shares – basic:
Common Stock	18,410	18,278	18,295	18,361
Class A Common Stock	4,237	4,306	4,259	4,311

Weighted average shares – assuming dilution:[1]
Common Stock	22,807	22,652	22,715	22,860
Class A Common Stock	4,237	4,306	4,259	4,311

Cash dividends per common share:
Common Stock	$0.0675	$0.0625	$0.2025	$0.1875
Class A Common Stock	$0.0625	$0.0575	$0.1875	$0.1725

1. See additional details at the end of this release.

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NEWS RELEASE – November 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 4

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005

Assets
Cash and cash equivalents	$8,630	$11,121	$8,188
Accounts receivable, net of allowance	62,413	80,716	84,806
Inventories, at LIFO cost	118,087	107,631	108,928
Other current assets	25,841	21,703	22,901
Total Current Assets	214,971	221,171	224,823

Accounts receivable, long-term	12,232	10,394	7,724
Property and equipment, net	219,881	217,391	215,371
Other assets	9,471	14,096	7,854
	$456,555	$463,052	$455,772
Liabilities and Stockholders’ Equity
Notes payable to banks	$—	$4,300	$—
Accounts payable and accrued liabilities	101,964	113,363	112,969
Current portion of long-term debt and capital lease obligations	13,291	13,139	13,253
Total Current Liabilities	115,255	130,802	126,222
Long-term debt and capital lease obligations	26,022	31,022	35,407
Other liabilities	24,441	21,958	19,659
Stockholders’ equity	290,837	279,270	274,484
	$456,555	$463,052	455,772

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NEWS RELEASE – November 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 5

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net income	$12,830	$8,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,092	15,781
Provision for doubtful accounts	268	669
Deferred income taxes	293	206
(Gain) loss on sale of property and equipment	(1,178)	(2,570)
Other	802	897
Changes in operating assets and liabilities	(2,698)	(2,388)

Net cash provided by operating activities	26,409	20,895

Investing Activities
Capital expenditures	(17,968)	(27,290)
Proceeds from sale of auction rate securities	—	5,000
Proceeds from sale of land, property and equipment	3,651	7,185
Other investing activities	215	1,490

Net cash used in investing activities	(14,102)	(13,615)

Financing Activities
Proceeds from borrowings under revolving credit facilities	543,605	367,850
Payments of borrowings under revolving credit facilities	(547,905)	(367,850)
Net decrease in borrowings under revolving credit facilities	(4,300)	—
Payments on long-term debt and capital lease obligations	(8,114)	(15,838)
Treasury stock acquired	—	(3,811)
Proceeds from exercise of stock options	2,026	605
Dividends paid	(4,506)	(4,185)
Other	96	—

Net cash used in financing activities	(14,798)	(23,229)

Decrease in cash and cash equivalents	(2,491)	(15,949)

Cash and cash equivalents at beginning of period	11,121	24,137

Cash and cash equivalents at end of period	$8,630	$8,188

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NEWS RELEASE – November 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 6

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Prior to December 31, 2005, cash on hand in depository bank accounts and checks outstanding for disbursing bank accounts were both classified as cash and cash equivalents in the balance sheets and statements of cash flows. At December 31, 2005 and all prior periods, checks outstanding for disbursing bank accounts have been reclassified to accounts payable. For balance sheet and statement of cash flow purposes, the amount of checks outstanding for disbursing bank accounts reclassified from cash and cash equivalents to accounts payable totaled approximately $7.4 million at September 30, 2005.

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-06 (shares in thousands):

	Quarter Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Common Stock:
Weighted-average shares outstanding	18,410	18,278	18,295	18,361
Assumed conversion of Class A Common Shares	4,237	4,306	4,259	4,311
Dilutive options and stock awards	160	68	161	188
Total weighted-average diluted common shares	22,807	22,652	22,715	22,860

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options and awards which reduces the amount of undistributed earnings allocated to the Class A Common Stock.

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Contact: Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900